Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2013 FIRST QUARTER RESULTS

NEW YORK, NY, May 2, 2013 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the first quarter ended March 31, 2013. Operating EBITDA* in the first quarter of 2013 was €24.3 million ($32.1 million), compared to €30.6 million ($40.1 million) in the first quarter of 2012 and €21.3 million ($27.6 million) in the fourth quarter of 2012.

For the first quarter of 2013, we had a net loss of €0.4 million ($0.5 million), or €0.01 ($0.01) per share, compared to net income of €1.2 million ($1.6 million), or €0.02 ($0.03) per share, in the first quarter of 2012 and a net loss of €5.2 million ($6.7 million), or €0.09 ($0.12) per share, for the fourth quarter of 2012.

Summary Financial Highlights

	Q1 2013	Q4 2012	Q1 2012
	(in millions, except per share amounts)
Pulp revenues	€180.1	€171.3	€199.4
Energy and chemical revenues	18.2	17.2	18.9
Operating income	9.5	7.3	16.2
Operating EBITDA	24.3	21.3	30.6
Gain on derivative instruments	4.8	2.4	0.9
Income tax benefit (provision)	(0.9)	(2.4)	(0.7)
Net income (loss) (1)	(0.4)	(5.2)	1.2
Net income (loss) per share(1)(2)	€(0.01)	€(0.09)	€0.02
Common shares outstanding at period end	55.8	55.8	55.8

(1)	Attributable to common shareholders.
(2)	Per basic and diluted share.

Summary Operating Highlights

	Q1 2013	Q4 2012	Q1 2012
Pulp Production (‘000 ADMTs)	361.2	349.5	380.3
Scheduled Production Downtime (‘000 ADMTs)	—	18.1	—
Pulp Sales (‘000 ADMTs)	356.7	335.2	384.8
Average NBSK pulp list price in Europe ($/ADMT)(1)	832	803	837
Average NBSK pulp list price in Europe (€/ADMT)	630	619	638
Average pulp sales realizations (€/ADMT)(2)	499	504	512
Energy Production (‘000 MWh)	424.4	405.9	436.2
Energy Sales (‘000 MWh)	173.6	163.8	182.4

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.

*	Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 9 of the financial tables included in this press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

	Q1 2013	Q4 2012	Q1 2012
Average Spot Currency Exchange Rates:
€ / $(1)	0.7580	0.7707	0.7623
C$ / $(1)	1.0087	0.9912	1.0009
C$ / €(2)	1.3319	1.2862	1.3129

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(2)	Average Bank of Canada noon spot rate over the reporting period.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “Despite a continued weak NBSK pulp price environment, we achieved Operating EBITDA of €24.3 million in the current quarter, primarily as a result of strong sales volumes and energy and chemical sales at our mills. Overall, pulp sales volumes increased by approximately 6% to 356,660 ADMTs during the first quarter of 2013 from 335,215 ADMTs in the prior quarter. Energy and chemical revenues also increased by approximately 6% to €18.2 million in the current quarter compared to the prior quarter. A weakening of the U.S. dollar by 1% compared to the first quarter of 2012 negatively impacted our operating results.”

Mr. Lee continued: “Pulp prices marginally increased in the first quarter of 2013. However, we believe that overall prices are still low given current projected supply and demand levels. At the end of the first quarter of 2013, list prices in Europe were approximately $840 per ADMT and in North America and China were approximately $900 and $700 per ADMT, respectively.”

Mr. Lee continued: “Project Blue Mill at our Stendal mill, which is designed to increase our Stendal mill’s annual energy production by 109,000 MWh and annual pulp production by 30,000 ADMTs, remains on schedule and budget and is currently expected to start to generate power sales in or about the end of September 2013.”

Mr. Lee added: “Our average overall fiber costs were slightly higher than the previous quarter. Fiber costs at our German mills were up during the first quarter of 2013 due to increased demand from the European pellet and board producers, reduced wood supply because of longer than normal winter weather conditions and lower availability of trucking transportation. Fiber costs at our Celgar mill decreased as a result of increased sawmill activity in the region. The recent extreme weather conditions are expected to put upward pressure on fiber costs at our German mills in the short term, whereas we expect fiber costs at our Celgar mill to continue to decrease in the short term.”

Mr. Lee concluded: “We currently expect strong demand from China as purchasers re-stock inventories which, along with annual maintenance shuts by producers, should cause NBSK pulp prices to continue to gradually increase in the medium term.”

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Total revenues for the three months ended March 31, 2013 decreased by approximately 9% to €198.3 million ($261.8 million) from €218.4 million ($286.4 million) in the same period in 2012, due to lower pulp revenues and energy and chemical revenues. Pulp revenues for the three months ended March 31, 2013 decreased to €180.1 million from €199.4 million in the comparative period of 2012, primarily due to the combined effect of lower pulp sales volumes and average pulp sales realizations and a weaker U.S. dollar relative to the Euro.

Energy and chemical revenues decreased by approximately 4% in the first quarter to €18.2 million from €18.9 million in the same quarter last year, primarily as a result of lower pulp production at our Celgar mill.

Pulp production decreased by approximately 5% to 361,164 ADMTs in the current quarter from 380,342 ADMTs in the same quarter of 2012, primarily due to decreased pulp production at our Celgar and Stendal mills. We have 11 days (approximately 16,000 ADMTs) of maintenance downtime scheduled for our Celgar mill in the second quarter of 2013 in order to perform annual maintenance.

Pulp sales volume decreased by approximately 7% to 356,660 ADMTs in the current quarter from 384,826 ADMTs in the comparative period of 2012, primarily due to lower sales to China and the United States. Average pulp sales realizations decreased by approximately 3% to €499 per ADMT in the first quarter of 2013, compared to €512 per ADMT in the same period last year, due to lower pulp prices and a weaker U.S. dollar.

Costs and expenses in the first quarter of 2013 decreased by 7% to €188.7 million from €202.1 million in the comparative period of 2012, primarily due to lower pulp sales volumes and fiber costs, partially offset by higher natural gas costs at our German mills resulting from higher usage and prices.

On average, our overall per unit fiber costs in the current quarter decreased by approximately 2% from the same period in 2012.

Selling, general and administrative expenses decreased to €8.9 million in the first quarter of 2013 from €10.1 million in the first quarter of 2012.

For the first quarter of 2013, operating income decreased to €9.5 million from €16.2 million in the comparative quarter of 2012, primarily due to the combined effect of lower pulp prices and sales volumes.

Interest expense in the first quarter of 2013 decreased to €13.1 million from €14.1 million in the comparative quarter of 2012, primarily due to lower debt levels associated with the Stendal mill in the first quarter of 2013.

We recorded a net derivative gain of €4.8 million, which includes a €0.3 million loss related to fixed price pulp swap contracts entered into in the fourth quarter of 2012 and an unrealized gain of approximately €5.1 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to an unrealized derivative gain of €0.9 million in the same quarter of last year.

The noncontrolling shareholder’s interest in each of the first quarters of 2013 and 2012 was €0.7 million.

In the first quarter of 2013, Operating EBITDA decreased to €24.3 million from €30.6 million in the first quarter of 2012. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for our results as reported under GAAP. See page 9 of the financial tables included in the press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

We reported a net loss attributable to common shareholders of €0.4 million, or €0.01 per basic and diluted share, for the first quarter of 2013, which included a net non-cash unrealized gain of €4.7 million on the fixed price pulp swaps and Stendal interest rate derivative, partially offset by a non-cash charge for stock compensation of €0.3 million. In the first quarter of 2012, we reported net income attributable to common shareholders of €1.2 million, or €0.02 per basic and diluted share, which included a non-cash unrealized gain of €0.9 million on the Stendal interest rate derivative, offset by a non-cash charge for stock compensation of €0.9 million.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	As at March 31, 2013	As at December 31, 2012
	(in thousands)
Financial Position
Cash and cash equivalents	€110,664	€104,239
Working capital	202,331	208,573
Total assets	1,185,560	1,183,603
Long-term liabilities	756,192	768,253
Total equity	275,824	278,925

As at March 31, 2013, we had approximately €26.2 million and C$22.3 million available under our Rosenthal and Celgar facilities, respectively. As at March 31, 2013, approximately €432.9 million was outstanding under our Stendal mill’s loan facility, compared to €467.9 million as at March 31, 2012.

Restricted Group

The following table is a summary of selected financial information for the Restricted Group (which, under the indenture for our 2017 9.5% Senior Notes, is comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills) as at the dates indicated:

	As at March 31, 2013	As at December 31, 2012
	(in thousands)
Financial Position
Cash and cash equivalents	€52,032	€36,714
Working capital	135,744	132,130
Total assets	661,657	644,119
Long-term liabilities	266,151	260,185
Total equity	330,177	335,353

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, May 3, 2013 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through June 2, 2013, over the Internet at http://investor.shareholder.com/media/event detail.cfm?eventid=128464&CompanyID=MERC&e=1&mediaKey=

1AE35D7DABC3ECD95E2779DA87354812 or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi

Executive Vice-President &

Chief Financial Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of Euros)

	March 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	€110,664	€104,239
Receivables	120,184	110,087
Inventories	112,908	118,300
Prepaid expenses and other	8,295	7,907
Deferred income tax	3,824	4,465

Total current assets	355,875	344,998

Long-term assets
Property, plant and equipment	802,959	808,878
Deferred note issuance and other	11,622	12,162
Deferred income tax	15,104	17,565

	829,685	838,605

Total assets	€1,185,560	€1,183,603

LIABILITIES
Current liabilities
Accounts payable and other	€97,645	€89,950
Pension and other post-retirement benefit obligations	818	813
Debt	55,081	45,662

Total current liabilities	153,544	136,425

Long-term liabilities
Debt	658,166	665,741
Unrealized interest rate derivative losses	45,513	50,678
Pension and other post-retirement benefit obligations	32,451	32,141
Capital leases and other	13,887	13,936
Deferred income tax	6,175	5,757

	756,192	768,253

Total liabilities	909,736	904,678

EQUITY
Shareholders’ equity
Share capital	248,757	248,371
Paid-in capital	(3,706)	(3,547)
Retained earnings	25,375	25,800
Accumulated other comprehensive income	21,570	25,181

Total shareholders’ equity	291,996	295,805

Noncontrolling interest (deficit)	(16,172)	(16,880)

Total equity	275,824	278,925

Total liabilities and equity	€1,185,560	€1,183,603

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of Euros, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues
Pulp	€180,120	€199,439
Energy and chemicals	18,152	18,919

	198,272	218,358
Costs and expenses
Operating costs	165,098	177,770
Operating depreciation and amortization	14,731	14,287

	18,443	26,301
Selling, general and administrative expenses	8,895	10,058

Operating income	9,548	16,243

Other income (expense)
Interest expense	(13,148)	(14,133)
Gain on derivative instruments	4,820	876
Other income (expense)	(70)	(410)

Total other income (expense)	(8,398)	(13,667)

Income before income taxes	1,150	2,576
Income tax benefit (provision)
Current	3,271	(56)
Deferred	(4,138)	(676)

Net income	283	1,844
Less: net income attributable to noncontrolling interest	(708)	(671)

Net income (loss) attributable to common shareholders	€(425)	€1,173

Net income (loss) per share attributable to common shareholders
Basic and diluted	€(0.01)	€0.02

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of Euros)

	Three Months Ended March 31,
	2013	2012
Cash flows from (used in) operating activities
Net income	€283	€1,844
Adjustments to reconcile net income to cash flows from operating activities
Unrealized gain on derivative instruments	(4,695)	(876)
Depreciation and amortization	14,794	14,350
Deferred income taxes	4,138	676
Stock compensation expense	267	868
Pension and other post-retirement expense, net of funding	121	(14)
Other	1,183	793
Changes in working capital
Receivables	(9,704)	2,685
Inventories	5,746	11,738
Accounts payable and accrued expenses	10,597	2,649
Other	(782)	1,424

Net cash from (used in) operating activities	21,948	36,137

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(11,395)	(8,465)
Proceeds on sale of property, plant and equipment	13	226

Net cash from (used in) investing activities	(11,382)	(8,239)

Cash flows from (used in) financing activities
Repayment of debt	(20,545)	(10,126)
Proceeds from borrowings of debt	10,000	—
Repayment of capital lease obligations	(700)	(611)
Proceeds from credit facilities, net	5,968	3,759
Payment of note issuance costs	—	(1,621)
Proceeds from government grants	730	630

Net cash from (used in) financing activities	(4,547)	(7,969)

Effect of exchange rate changes on cash and cash equivalents	406	(805)

Net increase in cash and cash equivalents	6,425	19,124
Cash and cash equivalents, beginning of period	104,239	105,072

Cash and cash equivalents, end of period	€110,664	€124,196

(3)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of Euros)

The terms of the indenture governing our 9.5% Senior Notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months ended March 31, 2013 and 2012, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	March 31, 2013
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	€52,032	€58,632	€—	€110,664
Receivables	69,944	50,240	—	120,184
Inventories	72,073	40,835	—	112,908
Prepaid expenses and other	4,834	3,461	—	8,295
Deferred income tax	2,190	1,634	—	3,824

Total current assets	201,073	154,802	—	355,875
Long-term assets
Property, plant and equipment	340,459	462,500	—	802,959
Deferred note issuance and other	6,322	5,300	—	11,622
Deferred income tax	9,222	5,882	—	15,104
Due from unrestricted group	104,581	—	(104,581)	—

Total assets	€661,657	€628,484	€(104,581)	€1,185,560

LIABILITIES
Current liabilities
Accounts payable and other	€52,688	€44,957	€—	€97,645
Pension and other post-retirement benefit obligations	818	—	—	818
Debt	11,823	43,258	—	55,081

Total current liabilities	65,329	88,215	—	153,544
Long-term liabilities
Debt	221,430	436,736	—	658,166
Due to restricted group	—	104,581	(104,581)	—
Unrealized interest rate derivative losses	—	45,513	—	45,513
Pension and other post-retirement benefit obligations	32,451	—	—	32,451
Capital leases and other	6,095	7,792	—	13,887
Deferred income tax	6,175	—	—	6,175

Total liabilities	331,480	682,837	(104,581)	909,736

EQUITY
Total shareholders’ equity (deficit)	330,177	(38,181)	—	291,996
Noncontrolling interest (deficit)	—	(16,172)	—	(16,172)

Total liabilities and equity	€661,657	€628,484	€(104,581)	€1,185,560

(4)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of Euros)

	December 31, 2012
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	€36,714	€67,525	€—	€104,239
Receivables	61,212	48,875	—	110,087
Inventories	74,786	43,514	—	118,300
Prepaid expenses and other	5,811	2,096	—	7,907
Deferred income tax	2,188	2,277	—	4,465

Total current assets	180,711	164,287	—	344,998
Long-term assets
Property, plant and equipment	345,311	463,567	—	808,878
Deferred note issuance and other	6,607	5,555	—	12,162
Deferred income tax	9,179	8,386	—	17,565
Due from unrestricted group	102,311	—	(102,311)	—

Total assets	€644,119	€641,795	€(102,311)	€1,183,603

LIABILITIES
Current liabilities
Accounts payable and other	€42,106	€47,844	€—	€89,950
Pension and other post-retirement benefit obligations	813	—	—	813
Debt	5,662	40,000	—	45,662

Total current liabilities	48,581	87,844	—	136,425
Long-term liabilities
Debt	216,214	449,527	—	665,741
Due to restricted group	—	102,311	(102,311)	—
Unrealized interest rate derivative losses	—	50,678	—	50,678
Pension and other post-retirement benefit obligations	32,141	—	—	32,141
Capital leases and other	6,073	7,863	—	13,936
Deferred income tax	5,757	—	—	5,757

Total liabilities	308,766	698,223	(102,311)	904,678

EQUITY
Total shareholders’ equity (deficit)	335,353	(39,548)	—	295,805
Noncontrolling interest (deficit)	—	(16,880)	—	(16,880)

Total liabilities and equity	€644,119	€641,795	€(102,311)	€1,183,603

(5)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands of Euros)

	Three months ended March 31, 2013
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€100,240	€79,880	€—	€180,120
Energy and chemicals	7,090	11,062	—	18,152

	107,330	90,942	—	198,272
Operating costs	89,523	75,575	—	165,098
Operating depreciation and amortization	8,191	6,540	—	14,731
Selling, general and administrative expenses	5,716	3,179	—	8,895

	103,430	85,294	—	188,724

Operating income	3,900	5,648	—	9,548

Other income (expense)
Interest expense	(5,866)	(8,930)	1,648	(13,148)
Gain (loss) on derivative instruments	(345)	5,165	—	4,820
Other income (expense)	1,535	43	(1,648)	(70)

Total other income (expense)	(4,676)	(3,722)	—	(8,398)

Income (loss) before income taxes	(776)	1,926	—	1,150
Income tax benefit (provision)	(1,016)	149	—	(867)

Net income (loss)	(1,792)	2,075	—	283
Less: net income attributable to noncontrolling interest	—	(708)	—	(708)

Net income (loss) attributable to common shareholders	€(1,792)	€1,367	€—	€(425)

	Three months ended March 31, 2012
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€109,889	€89,550	€—	€199,439
Energy and chemicals	7,991	10,928	—	18,919

	117,880	100,478	—	218,358
Operating costs	98,336	79,434	—	177,770
Operating depreciation and amortization	7,640	6,647	—	14,287
Selling, general and administrative expenses	6,521	3,537	—	10,058

	112,497	89,618	—	202,115

Operating income	5,383	10,860	—	16,243

Other income (expense)
Interest expense	(5,810)	(9,664)	1,341	(14,133)
Gain on derivative instruments	—	876	—	876
Other income (expense)	825	106	(1,341)	(410)

Total other income (expense)	(4,985)	(8,682)	—	(13,667)

Income before income taxes	398	2,178	—	2,576
Income tax benefit (provision)	(715)	(17)	—	(732)

Net income (loss)	(317)	2,161	—	1,844
Less: net income attributable to noncontrolling interest	—	(671)	—	(671)

Net income (loss) attributable to common shareholders	€(317)	€1,490	€—	€1,173

(6)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Three months ended March 31, 2013
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	€(1,792)	€2,075	€283
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	470	(5,165)	(4,695)
Depreciation and amortization	8,254	6,540	14,794
Deferred income taxes	991	3,147	4,138
Stock compensation expense	267	—	267
Pension and other post-retirement expense, net of funding	121	—	121
Other	413	770	1,183
Changes in working capital
Receivables	(8,339)	(1,365)	(9,704)
Inventories	3,067	2,679	5,746
Accounts payable and accrued expenses	10,505	92	10,597
Other(1)	(1,714)	932	(782)

Net cash from (used in) operating activities	12,243	9,705	21,948

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(2,645)	(8,750)	(11,395)
Proceeds on sale of property, plant and equipment	13	—	13

Net cash from (used in) investing activities	(2,632)	(8,750)	(11,382)

Cash flows from (used in) financing activities
Repayment of debt	(545)	(20,000)	(20,545)
Proceeds from borrowings of debt	—	10,000	10,000
Repayment of capital lease obligations	(122)	(578)	(700)
Proceeds from credit facilities, net	5,968	—	5,968
Proceeds from government grants	—	730	730

Net cash from (used in) financing activities	5,301	(9,848)	(4,547)

Effect of exchange rate changes on cash and cash equivalents	406	—	406

Net increase (decrease) in cash and cash equivalents	15,318	(8,893)	6,425
Cash and cash equivalents, beginning of period	36,714	67,525	104,239

Cash and cash equivalents, end of period	€52,032	€58,632	€110,664

(1)	Includes intercompany related transactions.

(7)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Three months ended March 31, 2012
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	€(317)	€2,161	€1,844
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized gain on derivative instruments	—	(876)	(876)
Depreciation and amortization	7,703	6,647	14,350
Deferred income taxes	676	—	676
Stock compensation expense	868	—	868
Pension and other post-retirement expense, net of funding	(14)	—	(14)
Other	58	735	793
Changes in working capital
Receivables	(2,110)	4,795	2,685
Inventories	4,018	7,720	11,738
Accounts payable and accrued expenses	5,535	(2,886)	2,649
Other(1)	(6,474)	7,898	1,424

Net cash from (used in) operating activities	9,943	26,194	36,137

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(4,218)	(4,247)	(8,465)
Proceeds on sale of property, plant and equipment	186	40	226

Net cash from (used in) investing activities	(4,032)	(4,207)	(8,239)

Cash flows from (used in) financing activities
Repayment of debt	(543)	(9,583)	(10,126)
Repayment of capital lease obligations	(186)	(425)	(611)
Proceeds from credit facilities, net	3,759	—	3,759
Payment of note issuance costs	—	(1,621)	(1,621)
Proceeds from government grants	630	—	630

Net cash from (used in) financing activities	3,660	(11,629)	(7,969)

Effect of exchange rate changes on cash and cash equivalents	(805)	—	(805)

Net increase in cash and cash equivalents	8,766	10,358	19,124
Cash and cash equivalents, beginning of period	44,829	60,243	105,072

Cash and cash equivalents, end of period	€53,595	€70,601	€124,196

(1)	Includes intercompany related transactions.

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of Euros)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) attributable to common shareholders to Operating EBITDA for both the consolidated group and our Restricted Group:

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net income (loss) attributable to common shareholders	€(425)	€1,173
Net income attributable to noncontrolling interest	708	671
Income tax provision (benefit)	867	732
Interest expense	13,148	14,133
Gain on derivative instruments	(4,820)	(876)
Other expense (income)	70	410

Operating income	9,548	16,243
Add: Depreciation and amortization	14,794	14,350

Operating EBITDA	€24,342	€30,593

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Restricted Group(1)
Net loss	€(1,792)	€(317)
Income tax provision (benefit)	1,016	715
Interest expense	5,866	5,810
Loss on derivative instruments	345	—
Other expense (income)	(1,535)	(825)

Operating income	3,900	5,383
Add: Depreciation and amortization	8,254	7,703

Operating EBITDA	€12,154	€13,086

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

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